Exhibit 99.1

Jade Biosciences Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Corporate Update

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JADE101 Phase 1 healthy volunteer interim data expected in the second quarter of 2026; Phase 2 clinical trial in patients with IgA nephropathy expected to begin mid-2026 with preliminary data anticipated in 2027

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JADE201, a half-life extended afucosylated anti-BAFF receptor antibody, expected to advance into first-in-human clinical trial in rheumatoid arthritis patients in the second quarter of 2026; interim data anticipated in 2027

•	Third development candidate, JADE301, nominated; Phase 1 clinical trial expected to commence in the first half of 2027

•	$336 million of cash, cash equivalents, and investments as of December 31st, 2025 expected to provide runway into the first half of 2028

San Francisco and Vancouver, British Columbia – March 6, 2026 – Jade Biosciences, Inc. (“Jade” or the “Company”) (Nasdaq: JBIO), a biotechnology company focused on developing best-in-class therapies for autoimmune diseases, today announced financial results for the fourth quarter and full year ending December 31, 2025, and provided a corporate update.

Tom Frohlich, Chief Executive Officer of Jade Biosciences, commented: “We closed 2025 with strong momentum, having initiated the JADE101 Phase 1 healthy volunteer study, continued to advance JADE201 toward the clinic, and further strengthened our team and balance sheet. As we look ahead, our focus is on delivering interim, biomarker-rich Phase 1 data for JADE101, initiating the Phase 2 clinical trial in IgA nephropathy, and starting first-in-human dosing for the Phase 1 clinical trial of JADE201. With multiple clinical milestones approaching and cash runway expected to extend into the first half of 2028, we are well positioned to execute on our near-term priorities while continuing to build a differentiated pipeline with the goal of delivering best-in-class, disease-modifying autoimmune therapies to patients.”

Pipeline and Corporate Updates

JADE101: potentially best-in-class selective anti-APRIL monoclonal antibody for IgA nephropathy (IgAN)

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Phase 1 biomarker-rich interim results from the ongoing healthy volunteer study are expected in the second quarter of 2026 and are anticipated to define dose and dose interval selection for IgAN patient studies.

•	Jade expects to evaluate the Phase 1 clinical data and explore opportunities to accelerate the development of JADE101.

•	Jade expects to initiate a Phase 2 clinical trial in patients with IgAN mid-2026, with preliminary data anticipated in 2027.

JADE201: potentially best-in-class anti-BAFF-R monoclonal antibody for autoimmune diseases

• A first-in-human study initially evaluating JADE201 in patients with rheumatoid arthritis is expected to begin in the second quarter of 2026, with interim data anticipated in 2027. With its differentiated mechanism and engineering, JADE201 has broad potential across a range of autoimmune diseases validated by BAFF-R biology.

JADE301: undisclosed antibody program for autoimmune diseases

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JADE301, an undisclosed antibody program, is expected to enter a first-in-human clinical trial in the first half of 2027. Further details on JADE301 are expected to be disclosed in the second half of 2026.

Corporate

•	In the fourth quarter, Jade completed two private placement financings resulting in gross proceeds of approximately $180 million, with participation from new and existing leading healthcare investors.

Fourth Quarter and Full Year 2025 Financial Results

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Cash Position: As of December 31, 2025, Jade had cash, cash equivalents, and investments of $336.2 million. Based on its current operating plans, Jade believes that its existing cash will enable it to fund its operating expenses and capital expenditure requirements into the first half of 2028.

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Research and Development (R&D) expenses: R&D expenses totaled $28.5 million for the fourth quarter ended December 31, 2025, compared to $17.6 million for the quarter ended December 31, 2024. For the full year ended December 31, 2025, R&D expenses totaled $93.1 million, compared to $31.2 million for the period from June 18, 2024 (Inception) to December 31, 2024. R&D expenses increased primarily due to higher personnel-related costs as the Company builds out the internal R&D function as well as increased costs around chemistry, manufacturing and controls and early clinical activity.

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General and Administrative (G&A) expenses: G&A expenses totaled $6.4 million for the fourth quarter ended December 31, 2025, compared to $2.4 million for the quarter ended December 31, 2024. For the full year ended December 31, 2025, G&A expenses totaled $20.4 million, compared to $4.3 million for the period from June 18, 2024 (Inception) to December 31, 2024. G&A expenses increased primarily due to higher personnel-related costs as the Company builds out its internal infrastructure.

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Net loss: Net loss totaled $31.9 million for the fourth quarter ended December 31, 2025, compared to a net loss of $30.1 million for the quarter ended December 31, 2024. For the full year ended December 31, 2025, net loss was $127.4 million, compared to $47.0 million for the period from June 18, 2024 (Inception) to December 31, 2024. Net loss increased primarily as a result of higher R&D and G&A expenses, as described above.

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Shares Outstanding: As of December 31, 2025, Jade had approximately 70,715,773 million shares of common stock and common stock equivalents outstanding, including shares underlying pre-funded warrants and non-voting convertible preferred stock.

About Jade Biosciences, Inc.

Jade Biosciences is a clinical-stage biotechnology company focused on developing best-in-class therapies that address critical unmet needs in autoimmune diseases. Jade’s lead candidate, JADE101, targets the cytokine APRIL, and is currently being evaluated in a Phase 1 clinical trial for the treatment of immunoglobulin A nephropathy. Jade’s pipeline also includes JADE201, an afucosylated anti-BAFF-R monoclonal antibody, as well as JADE301, an undisclosed antibody candidate, both currently in preclinical development. Jade was launched based on assets licensed from Paragon Therapeutics, an antibody discovery engine founded by Fairmount. For more information, visit JadeBiosciences.com and follow the Company on LinkedIn.

Forward-Looking Statements

Certain statements in this communication, other than purely historical information, may constitute “forward-looking statements” within the meaning of the federal securities laws, including for purposes of the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements relating to Jade’s expectations, hopes, beliefs, intentions or strategies regarding the future of its pipeline and business including, without limitation, Jade’s ability to achieve the expected benefits or opportunities with respect to JADE101, JADE201 and JADE301; plans for future clinical trials, including the expected timelines for initiation of the Phase 2 clinical trial of JADE 101 and first-in-human clinical trials of JADE201 and JADE301; expected timelines for data from the Phase 1 clinical trial of JADE101, the Phase 2 clinical trial of JADE101 and the Phase 1 clinical trial of JADE201; the potential of Jade’s product candidates to become best-in-class therapies, their potential therapeutic uses, efficacy, safety profiles, and dosing; and the potential for Jade’s cash runway to extend into the first half of 2028. The words “opportunity,” “potential,” “milestones,” “pipeline,” “can,” “goal,” “strategy,” “target,” “anticipate,” “achieve,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “plan,” “possible,” “project,” “should,” “will,” “would” and similar expressions (including the negatives of these terms or variations of them) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Jade will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Jade’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Phase 1 clinical trial of JADE101, the planned Phase 2 clinical trial of JADE101, the planned Phase 1 clinical trials of JADE201 and JADE301 and any other future trials may be delayed or may not demonstrate desirable efficacy; adverse events and safety signals may occur; Jade may experience unanticipated costs, difficulties or delays in the product development process; Jade’s product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; enrollment or regulatory challenges; risks associated with Jade’s dependence on third-party vendors for the development, manufacture and supply of its product candidates; Jade may use its capital resources sooner than expected; and the other risks, uncertainties and factors more fully described in Jade’s most recent filings with the Securities and Exchange Commission (including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and its subsequent filings). Should one or more of these risks or uncertainties materialize, or should any of Jade’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on forward-looking statements in this communication, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Jade does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements, except as required by law. This communication does not purport to summarize all of the conditions, risks and other attributes of an investment in Jade.

Jade Biosciences Contact

Priyanka Shah

Media@JadeBiosciences.com

IR@JadeBiosciences.com

908-447-6134

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2025	December 31, 2024
Cash, cash equivalents and investments	$336,158	$69,386
Other assets	13,623	3,413

Total assets	$349,781	$72,799

Total liabilities	$17,263	$119,596

Total stockholders’ equity (deficit)	332,518	(46,799)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$349,781	$72,799

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31, 2025	Period from June 18, 2024 (Inception) to December 31, 2024
Operating expenses
Research and development	$93,121	$31,234
General and administrative	20,421	4,304

Total operating expenses	113,542	35,538

Loss from operations	(113,542)	(35,538)
Other income / (expense)
Interest income	7,782	1,159
Change in fair value of convertible notes payable	(21,584)	(12,600)
Other expense	(8)	—

Total other expense, net	(13,810)	(11,441)

Net loss before income tax expense	(127,352)	(46,979)

Income tax expense	(58)	—

Net loss	(127,410)	(46,979)

Other comprehensive income (loss):
Currency translation adjustment	$(28)	$—

Unrealized gain on investments	$157	$—

Comprehensive loss	$(127,281)	$(46,979)

Net loss per share attributable to common stockholders, basic and diluted	$(3.19)	$(14.89)

Net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	$(3,193.30)	$—

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	31,359,958	3,155,500

Weighted-average shares used in computing net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	8,541	—